Exhibit 99.1

January 29, 2021	For More Information Contact:
For Immediate Release	Jay McConie, EVP and CFO
(516) 671-4900, Ext. 7404

THE FIRST OF LONG ISLAND CORPORATION REPORTS

EARNINGS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2020

Glen Head, New York, January 29, 2021 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported net income and earnings per share for the quarter and year ended December 31, 2020.  In the highlights that follow, all comparisons are of the current quarter or year to the same period last year unless otherwise indicated.

FOURTH QUARTER HIGHLIGHTS

•	Net Income and EPS were $10.5 million and $.44, respectively, compared to $9.2 million and $.38
•	ROA and ROE were 1.03% and 10.40%, respectively, compared to .88% and 9.32%
•	Net interest margin increased 7 basis points to 2.64% for the fourth quarter and full year periods
•	Cash Dividends Per Share increased 5.6% to $.19 from $.18
•	Cost of interest-bearing deposits declined 68 basis points to .69% and cost of interest-bearing liabilities declined 61 basis points to .88%
•	Restarted the repurchase program acquiring 115,500 shares at a cost of $2.0 million
•	Launched updated branding initiative and introduced a custom designed interactive website

2020 HIGHLIGHTS

•	Net Income and EPS were $41.2 million and $1.72, respectively, compared to $41.6 million and $1.67
•	ROA and ROE were 1.00% and 10.47%, respectively, compared to .99% and 10.61%

Analysis of 2020 Earnings

Net income for 2020 was $41.2 million, a decrease of $352,000, or .8%, as compared to 2019.  The decrease is mainly due to an increase in the provision for credit losses of $3.0 million partially offset by increases in net interest income of $1.9 million, or 1.9%, and noninterest income, before securities gains, of $933,000, or 8.8%.

The increase in net interest income is mainly attributable to a reduction in deposit rates in response to decreases in the Federal Funds Target Rate to near zero as well as significant declines in rates across the entire yield curve.  The cost of savings, NOW and money market deposits declined 54 basis points to .54% and the cost of interest-bearing liabilities declined 42 basis points to 1.12%.  These decreases far outpaced the 18 basis point decline in yield on securities and loans which are generally not subject to immediate repricing with changes in market interest rates.  The increase in net interest income was also attributable to income from SBA Paycheck Protection Program (“PPP”) loans of $3.7 million and a favorable shift in the mix of funding as an increase in average checking deposits of $158.4 million and a decline in average interest-bearing liabilities of $214.6 million resulted in average checking deposits comprising a larger portion of total funding.  Average checking deposits include a portion of the proceeds of PPP loans.

The decline in yield on securities and loans of 42 basis points and 12 basis points, respectively, was mainly attributable to an increase in prepayment speeds on mortgage-backed securities, lower yields available on securities purchases and loan originations, acceleration of loan prepayments and refinancing on residential mortgages and downward repricing of corporate bonds.  While the economic impact of the COVID-19 pandemic (“pandemic”) caused the outstanding balance of loans to shrink during the first nine months of 2020, outstanding mortgage loans grew $26.7 million, or 1%, during the fourth quarter.  For the year, the average balance of loans decreased $107 million, or 3.3%, and the average balance of investment securities declined $52.2 million, or 6.8%.  The average balance of loans includes $112.6 million of PPP loans at a weighted average yield earned in 2020 of 3.25%.  Through year-end 2020, the Bank had $25.2 million, or 15%, of its PPP loans forgiven by the SBA.  The decrease in loans and securities resulted in a notable increase in cash and cash equivalents on the Balance Sheet.  Presuming economic activity improves and businesses return to normal operations in our marketplace, we expect mortgage originations to grow.  The mortgage loan pipeline was $74 million at December 31, 2020.

Net interest margin for the fourth quarter and full year of 2020 was 2.64%, an increase of 7 basis points over the comparable periods of 2019.  The increases were mainly attributable to our ability to reduce the rates paid on interest-bearing deposits faster than interest-earning assets repriced downward and the deleveraging transaction completed in the third quarter of 2020. However, the current low reinvestment rates on securities and loans, a highly competitive lending environment, and the elevated pace of prepayments and refinancings on residential mortgages could continue to exert downward pressure on net interest income and margin.

The provision for credit losses was $3.0 million for 2020 on a current expected credit loss (“CECL”) basis as compared to $33,000 for 2019 on an incurred loss basis.  The $3.0 million provision for the current year was primarily attributable to the pandemic and includes $4.2 million related to higher historical loss rates and economic conditions and $2.1 million for net chargeoffs, partially offset by a decline in the outstanding loan balance of residential and commercial mortgages.  The $33,000 provision for 2019 was driven mainly by net chargeoffs of $1.6 million partially offset by declines in outstanding loans and lower growth rate trends.

The increase in noninterest income, before securities gains, of $933,000 is primarily attributable to an increase in the non-service components of the Bank’s defined benefit pension plan of $1.0 million and income of $370,000 relating to a transition payment from an independent broker-dealer for the initial conversion of the Bank’s retail broker and advisory accounts.  Partially offsetting these increases was a decrease in service charges on deposit accounts of $252,000 due to the pandemic.  Management remains focused on revenue enhancement initiatives; however, the pandemic has negatively affected most categories of noninterest income.

Noninterest expense, before debt extinguishment costs, increased $58,000 in 2020 as compared to 2019.  Excluding executive severance and retirement charges of $2.6 million in 2019, the increase over 2019 was $2.6 million. The $2.6 million increase was primarily due to increases in compensation and benefit costs mainly related to normal salary adjustments and hiring of lending and credit staff.

The increase in income tax expense of $96,000 is attributable to an increase in the effective tax rate from 16.5% in 2019 to 16.8% in 2020 as tax-exempt income from municipal securities and bank-owned life insurance in the current year declined as a percentage of pre-tax earnings when compared to 2019.

Analysis of Earnings – Fourth Quarter 2020 Versus Fourth Quarter 2019

Net income for the fourth quarter of 2020 was $10.5 million as compared to $9.2 million for the same quarter of 2019.  The increase in earnings for the 2020 quarter was largely attributed to the executive severance and retirement charges in the 2019 period of $2.6 million partially offset by increases in the provision for credit losses and income tax expense of $802,000 and $496,000, respectively.  The increase in the provision for credit losses was mainly due to an increase in historical loss rates.  The increase in income tax expense reflects higher pre-tax earnings in the current quarter and an increase in the effective tax rate to 16.9%.

Analysis of Earnings – Fourth Quarter Versus Third Quarter 2020

Net income for the fourth quarter decreased $238,000 as compared to the third quarter mainly due to a decline in net interest income of $902,000.  The decline in net interest income was primarily related to the downward repricing of corporate bonds and an increase in prepayments and refinancing of residential mortgage loans.  These items also contributed to a 2 basis point decrease in net interest margin to 2.64% for the current quarter.  The decline in net income was also due to a provision for credit losses of $556,000 in the current quarter related to higher historical loss rates and mortgage loan growth, partially offset by improved economic conditions and lower net chargeoffs.  Partially offsetting the impact on net income of these items was the aforementioned income in the fourth quarter of $370,000 relating to a transition payment from an independent broker-dealer, a health insurance premium credit of $431,000 and lower income tax expense of $220,000 due to declines in the effective tax rate and pre-tax income.

Asset Quality

The Bank’s allowance for credit losses to total loans (reserve coverage ratio) on a CECL basis was 1.01% at January 1, 2020, 1.09% at March 31, 1.08% at June 30 and September 30 and 1.09% at December 31, 2020.  Excluding PPP loans, the reserve coverage ratio increased 12 basis points during 2020 to 1.13% at year-end.   The increase is mainly due to current and forecasted economic conditions and higher historical loss rates.  Nonaccrual loans, troubled debt restructurings and loans past due 30 through 89 days remain at low levels.  Gross loan chargeoffs and recoveries were $2.7 million and $584,000, respectively, for the year-ended December 31, 2020.

Status of COVID-19 Loan Modifications

During the second and third quarters the Bank provided payment deferrals in the form of loan modifications to borrowers experiencing financial disruption and economic hardship as a result of the pandemic.  At December 31, 2020, all such loans have resumed making payment and are current except for seven loans that were charged-off totaling $440,000 and one loan that was past due 30 to 89 days in the amount of $41,000.  Additionally, three loans totaling $862,000 were in nonaccrual status at year-end.

Capital

The Corporation’s balance sheet remains positioned for lending and growth with a Leverage Ratio of approximately 10.0% at December 31, 2020.  The Corporation restarted the share repurchase program during the fourth quarter of 2020 acquiring 115,500 shares at a cost of $2.0 million.  We expect to continue repurchases during 2021.

Key Initiatives, Customer Service and Challenges We Face

Our strategy is focused on increasing shareholder value through loan and deposit growth, the maintenance of strong credit quality, a strong efficiency ratio and an optimal amount of capital.  Key strategic initiatives include building on our relationship banking business, growing fee income, enhancing our brand, highlighting our digital offerings and refining our branch strategy.

During the fourth quarter we opened a new branch in Riverhead, Long Island, successfully introduced an updated branding initiative including launch advertising and a promotional campaign, and concurrently rolled out an interactive custom designed website to better support our customer’s electronic banking services and digital banking needs.  In addition, the Bank recently partnered with an independent broker-dealer to enhance our customer’s access to a comprehensive set of investment products as well as wealth management, trust and advisory services.

The interest rate and economic environment continues to exert substantial pressure on net interest income, net interest margin, earnings, profitability metrics, loans outstanding and the Bank’s ability to grow.  These items could be negatively impacted by yield curve inversion, low yields available on loans and securities and potential credit losses arising from current economic conditions.  The recent resurgence of the coronavirus and persistent economic challenges such as the level of short and long-term interest rates, elevated unemployment and underemployment, suboptimal gross domestic product measures, higher vacancies and delinquent rents are particular risks to future financial performance.  Among other things, very low interest rates have caused an acceleration of residential mortgage loan repayments and repricing which are expected to continue into 2021.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  In addition, the pandemic is having an adverse impact on the Corporation, its customers and the communities it serves.  The adverse effect of the pandemic on the Corporation, its customers and the communities where it operates may adversely affect the Corporation’s business, results of operations and financial condition for an indefinite period of time.  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s annual report on Form 10-K for the year ended December 31, 2020.  The Form 10-K will be available through the Bank’s website at www.fnbli.com on or about March 12, 2021 when it is electronically filed with the SEC. Our SEC filings are also available on the SEC’s website at www.sec.gov.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	12/31/20	12/31/19
	(dollars in thousands)
Assets:
Cash and cash equivalents	$211,182	$38,968
Investment securities available-for-sale, at fair value	662,722	697,544

Loans:
Commercial and industrial	100,015	103,879
SBA Paycheck Protection Program	139,487	—
Secured by real estate:
Commercial mortgages	1,421,071	1,401,289
Residential mortgages	1,316,727	1,621,419
Home equity lines	54,005	59,231
Consumer and other	2,149	2,431
	3,033,454	3,188,249
Allowance for credit losses	(33,037)	(29,289)
	3,000,417	3,158,960

Restricted stock, at cost	20,814	30,899
Bank premises and equipment, net	38,830	40,017
Right-of-use asset - operating leases	12,212	14,343
Bank-owned life insurance	85,432	83,119
Pension plan assets, net	20,109	18,275
Deferred income tax benefit	1,375	317
Other assets	16,048	15,401
	$4,069,141	$4,097,843
Liabilities:
Deposits:
Checking	$1,208,073	$911,978
Savings, NOW and money market	1,679,161	1,720,599
Time	434,354	511,439
	3,321,588	3,144,016

Short-term borrowings	60,095	190,710
Long-term debt	246,002	337,472
Operating lease liability	13,046	15,220
Accrued expenses and other liabilities	21,292	21,317
	3,662,023	3,708,735
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 23,790,589 and 23,934,632 shares	2,379	2,393
Surplus	105,547	111,744
Retained earnings	295,622	274,376
	403,548	388,513
Accumulated other comprehensive income, net of tax	3,570	595
	407,118	389,108
	$4,069,141	$4,097,843

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Twelve Months Ended		Three Months Ended
	12/31/20	12/31/19	12/31/20	12/31/19
	(dollars in thousands)
Interest and dividend income:
Loans	$109,492	$117,171	$26,143	$28,789
Investment securities:
Taxable	11,873	15,212	1,901	3,486
Nontaxable	9,851	11,467	2,331	2,648
	131,216	143,850	30,375	34,923
Interest expense:
Savings, NOW and money market deposits	9,097	18,563	1,151	4,707
Time deposits	10,977	14,494	2,490	3,133
Short-term borrowings	1,574	3,261	355	692
Long-term debt	7,540	7,363	1,363	1,805
	29,188	43,681	5,359	10,337
Net interest income	102,028	100,169	25,016	24,586
Provision (credit) for credit losses	3,006	33	556	(246)
Net interest income after provision (credit) for credit losses	99,022	100,136	24,460	24,832

Noninterest income:
Investment Management Division income	2,180	2,010	560	508
Service charges on deposit accounts	2,962	3,214	695	893
Net gains on sales of securities	2,556	14	—	14
Other	6,388	5,373	1,886	1,315
	14,086	10,611	3,141	2,730
Noninterest expense:
Salaries and employee benefits	37,288	37,111	9,010	10,575
Occupancy and equipment	12,370	11,904	3,046	3,192
Debt extinguishment	2,559	—	—	—
Other	11,364	11,949	2,868	2,956
	63,581	60,964	14,924	16,723
Income before income taxes	49,527	49,783	12,677	10,839
Income tax expense	8,324	8,228	2,148	1,652
Net income	$41,203	$41,555	$10,529	$9,187

Share and Per Share Data:
Weighted Average Common Shares	23,859,119	24,663,726	23,833,485	24,094,474
Dilutive stock options and restricted stock units	53,915	184,800	99,293	207,733
	23,913,034	24,848,526	23,932,778	24,302,207

Basic EPS	$1.73	$1.68	$0.44	$0.38
Diluted EPS	1.72	1.67	0.44	0.38
Cash Dividends Declared per share	0.74	0.70	0.19	0.18

FINANCIAL RATIOS
(Unaudited)

ROA	1.00%	.99%	1.03%	.88%
ROE	10.47%	10.61%	10.40%	9.32%
Net Interest Margin	2.64%	2.57%	2.64%	2.57%
Dividend Payout Ratio	43.02%	41.92%	43.18%	47.37%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	12/31/20		12/31/19
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$1,422		$2,928
Past due 90 days or more and still accruing	—		—
Nonaccrual	628		423
	2,050		3,351
Troubled debt restructurings:
Performing according to their modified terms	815		1,070
Past due 30 through 89 days	—		—
Past due 90 days or more and still accruing	—		—
Nonaccrual	494		465
	1,309		1,535
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	815		1,070
Past due 30 through 89 days	1,422		2,928
Past due 90 days or more and still accruing	—		—
Nonaccrual	1,122		888
	3,359		4,886
Other real estate owned	—		—
	$3,359		$4,886

Allowance for loan losses	$33,037		$29,289
Allowance for loan losses as a percentage of total loans	1.09%		0.92%
Allowance for loan losses as a multiple of nonaccrual loans	29.4	x	33.0	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Twelve Months Ended December 31,
	2020			2019
(dollars in thousands)	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets:
Interest-earning bank balances	$135,475	$212.16%		$29,561	$638	2.16%
Investment securities:
Taxable	346,956	11,661	3.36	367,157	14,574	3.97
Nontaxable (1)	373,500	12,470	3.34	405,454	14,515	3.58
Loans (1)	3,110,512	109,498	3.52	3,217,530	117,177	3.64
Total interest-earning assets	3,966,443	133,841	3.37	4,019,702	146,904	3.65
Allowance for credit losses	(33,180)			(30,080)
Net interest-earning assets	3,933,263			3,989,622
Cash and due from banks	33,092			36,482
Premises and equipment, net	39,403			40,894
Other assets	135,109			127,357
	$4,140,867			$4,194,355

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,683,290	9,097.54		$1,721,604	18,563	1.08
Time deposits	473,720	10,977	2.32	613,166	14,494	2.36
Total interest-bearing deposits	2,157,010	20,074.93		2,334,770	33,057	1.42
Short-term borrowings	75,805	1,574	2.08	137,546	3,261	2.37
Long-term debt	382,134	7,540	1.97	357,239	7,363	2.06
Total interest-bearing liabilities	2,614,949	29,188	1.12	2,829,555	43,681	1.54
Checking deposits	1,100,307			941,929
Other liabilities	31,949			31,258
	3,747,205			3,802,742
Stockholders' equity	393,662			391,613
	$4,140,867			$4,194,355
Net interest income (1)		$104,653			$103,223
Net interest spread (1)			2.25%			2.11%
Net interest margin (1)			2.64%			2.57%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended December 31,
	2020			2019
(dollars in thousands)	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets:
Interest-earning bank balances	$205,452	$53.10%		$26,427	$108	1.62%
Investment securities:
Taxable	318,496	1,848	2.32	360,130	3,378	3.75
Nontaxable (1)	367,334	2,951	3.21	387,948	3,352	3.46
Loans (1)	3,002,622	26,145	3.48	3,175,858	28,790	3.63
Total interest-earning assets	3,893,904	30,997	3.18	3,950,363	35,628	3.61
Allowance for credit losses	(32,866)			(29,714)
Net interest-earning assets	3,861,038			3,920,649
Cash and due from banks	32,944			34,635
Premises and equipment, net	38,849			40,388
Other assets	134,387			126,736
	$4,067,218			$4,122,408

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,671,119	1,151.27		$1,753,114	4,707	1.07
Time deposits	436,607	2,490	2.27	516,932	3,133	2.40
Total interest-bearing deposits	2,107,726	3,641.69		2,270,046	7,840	1.37
Short-term borrowings	58,817	355	2.40	138,869	692	1.98
Long-term debt	268,600	1,363	2.02	343,733	1,805	2.08
Total interest-bearing liabilities	2,435,143	5,359.88		2,752,648	10,337	1.49
Checking deposits	1,197,005			945,524
Other liabilities	32,160			33,342
	3,664,308			3,731,514
Stockholders' equity	402,910			390,894
	$4,067,218			$4,122,408
Net interest income (1)		$25,638			$25,291
Net interest spread (1)			2.30%			2.12%
Net interest margin (1)			2.64%			2.57%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.